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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

     AMENDMENT 1 TO INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

                 Designated Filer: Blum Strategic Partners, L.P.
                (formerly known as RCBA Strategic Partners, L.P.)
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                        900 Montgomery Street, Suite 400
    ----------------------------------------------------------------------------
                                   (Street)

     San Francisco                California                          94133
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)              07/20/2001
                                                                  --------------
3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol           CBRE Holding, Inc.
                                                     (not publicly traded)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

        Director        Officer              X   10% Owner        Other
    ---             ---                     ---               ---
                       (give title below)                       (specify below)

    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)        07/30/2001
                                                    ----------------------------

7.  Individual or Joint Group Filing (Check Applicable Line)

         Form filed by One Reporting Person
     ---

      X  Form filed by More than One Reporting Person
     ---

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)                               (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reported person, see Instruction
    5(b)(v).


      TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        Indirect
                                  Expiration       (Instr. 4)                          Exercise        Derivative     Beneficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date       Expira-                       Amount or                      (Instr. 5)
                               Exer-      tion           Title          Number of
                               cisable    Date                          Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
    Class B Common Stock,      Immediately         Class A Common Stock,
    par value $.01 per                      None   par value $.01 per   5,223,418(2)      None               (2)           (2)
    share(1)                                       share(1)
------------------------------------------------------------------------------------------------------------------------------------
    Class B Common Stock,      Immediately         Class A Common Stock,
    par value $.01 per                      None   par value $.01 per   2,877,507(3)      None               (3)           (3)
    share(1)                                       share(1)
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1)  Each share of Class B Common Stock, par value $.01 per share (the
     "Class B Common Stock"), may be converted at any time by the holder thereof into one share of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"). Accordingly, each holder of shares of Class B Common Stock may be deemed to beneficially own an equal number of shares of Class A Common Stock.

(2) These shares are owned directly by Blum Strategic Partners, L.P., formerly known as RCBA Strategic Partners, L.P. The shares also may be deemed to be owned indirectly by (i) Blum Strategic GP, L.L.C., formerly known as RCBA GP, L.L.C. ("Blum GP"), the sole general partner of Blum Strategic Partners, L.P., and (ii) Richard C. Blum, a managing member of Blum GP. Both Blum GP and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Blum Strategic Partners, L.P. and Blum GP is 909 Montgomery Street, Suite 400, San Francisco, California 94133.

(3) These shares are owned directly by Blum Strategic Partners II, L.P. The shares also may be deemed to be owned indirectly by (i) Blum Strategic GP II, L.L.C. ("Blum II GP"), the sole general partner of Blum Strategic Partners II, L.P., and (ii) Richard C. Blum, a managing member of Blum II GP. Both Blum II GP and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Blum Strategic Partners II, L.P. and Blum II GP is 909 Montgomery Street, Suite 400, San Francisco, California 94133.

                                  Signature page attached       March 26, 2002
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                 SIGNATURE PAGE

Designated Filer:  Blum Strategic Partners, L.P.
Date of Event Requiring Statement:  07/20/2001
Issuer Name and Ticker or Trading Symbol: CBRE Holding, Inc.
                                          (not publicly traded)


    BLUM STRATEGIC PARTNERS, L.P.

    By:      BLUM STRATEGIC GP, L.L.C., its general partner


    By:      /s/ Murray A. Indick
             -----------------------------------
             Murray A. Indick, Member

    Dated:   March 26, 2002
             -----------------------------------


    BLUM STRATEGIC PARTNERS II, L.P.

    By:      Blum Strategic GP II, L.L.C., its general partner


    By:      /s/ Murray A. Indick
             -----------------------------------
             Murray A. Indick, Member

    Dated:   March 26, 2002
             -----------------------------------


    BLUM STRATEGIC GP, L.L.C.

    By:      /s/ Murray A. Indick
             -----------------------------------
             Murray A. Indick, Member

    Dated:   March 26, 2002
             -----------------------------------


    BLUM STRATEGIC GP II, L.L.C.

    By:      /s/ Murray A. Indick
             -----------------------------------
             Murray A. Indick, Member

    Dated:   March 26, 2002
             -----------------------------------